Exhibit 10.1

April 4, 2022

Mr. John Crimmins

Burlington Stores, Inc.

2006 Route 130 North

Burlington, New Jersey 08016

Dear John:

On behalf of Burlington Stores, Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company.

You and the Company agree that this Letter Agreement (“Agreement”) shall supersede the terms of the Employment Agreement by and between you and Burlington Coat Factory Warehouse Corporation, dated as of March 23, 2011 (the “Employment Agreement”), with the exception that you shall continue to be bound by the covenants set forth in Sections 5 and 7 of the Employment Agreement including, without limitation, the confidentiality, non-solicitation and non-compete covenants set forth therein.

Term. Your retirement as Executive Vice President and Chief Financial Officer will become effective on August 31, 2022, or if your successor commences employment earlier, you will transition to an employee role to assist with the transition of your responsibilities as of such commencement date, which will terminate on August 31, 2022 (the “Termination Date”). Following the Termination Date, you agree to provide consulting services on financial related matters at the request of the Company for a period of 180 days (the “Consulting Period”).

You and the Company agree that based on the anticipated level of services that you will perform for the Company during the Consulting Period, you are expected to experience a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, during the Consulting Period.

Upon the Termination Date, unless otherwise agreed to by the parties, you shall be deemed to have resigned, without any further action by you, from any and all officer and director positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

Compensation and Equity Treatment. You will be eligible for a pro-rated bonus to be paid at the same time bonuses are paid to the Company’s other executive officers (but in any event no later than 2 1/2 months following the conclusion of fiscal year 2022), pro-rated based on your service during fiscal year 2022 through the Termination Date. During the Consulting Period, (i) you will be compensated for any time worked at an hourly rate based on your current base salary, (ii) you will receive reimbursement for reasonable travel expenses in accordance with our reimbursement policies and (iii) your outstanding stock options, time-based restricted stock units and performance-based restricted stock units will continue to vest based on your continued service during the Consulting Period, with any pro-rata vesting of your outstanding equity awards calculated to include the Consulting Period. For the avoidance of doubt, the post-employment period of time during which you may exercise your stock options will commence on the expiration of the Consulting Period rather than the Termination Date. Following the Termination Date, you will not participate in the Company’s annual incentive program or be eligible to receive long-term incentive program awards. Additionally, you will be entitled to no additional compensation for your services following the Termination Date except as set forth in this Agreement or as otherwise approved by the Compensation Committee of the Board.

Existing Employment Agreement. You and the Company hereby acknowledge and agree that, your retirement does not entitle you to any benefits under the Employment Agreement, including on account of Good Reason (as defined in the Employment Agreement). Accordingly, effective on the Termination Date, you shall not be eligible for severance pay under Section 4(b)(i) of the Employment Agreement.

Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, you understand that nothing contained in this Agreement or the Employment Agreement limits your ability to report possible violations of law or regulation to or file a charge or complaint with any federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). You further understand that neither this Agreement nor the Employment Agreement limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (I) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

BURLINGTON STORES, INC.

By: /s/ Michael R. Allison

Name: Michael R. Allison

Title: EVP & Chief Human Resources

Officer

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

By: /s/ John Crimmins

Name: John Crimmins

Title: EVP and Chief Financial Officer